Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Valero Energy Corporation:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-174721) (the “Post-Effective Amendment”) of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Valero Energy Corporation and subsidiaries and to the reference to our firm under the heading “Experts” in the Post-Effective Amendment.

/s/ KPMG LLP

San Antonio, Texas

May 7, 2020